Exhibit 99

Colgate Continues to Recommend Shareholders Reject “Mini-Tender” Offer by Baker Mills LLC Following Increase in Number of Shares Sought

NEW YORK--(BUSINESS WIRE)--March 19, 2018--On March 16, 2018, Colgate-Palmolive Company (“Colgate”) received notification from Baker Mills LLC (“Baker Mills”) that it had increased the number of shares subject to Baker Mills’s “mini-tender” offer to purchase shares of outstanding common stock of Colgate from 45,000 shares to 100,000 shares, representing approximately 0.0114% of the Company’s outstanding common stock as of January 31, 2018. Baker Mills’s offer price of $57.00 continues to represent a significant discount from the current market price of Colgate’s common stock – approximately 18% less than the $69.27 and $69.62 closing prices per share of Colgate’s common stock on March 2, 2018 and on March 16, 2018, the last trading day before the mini-tender offer commenced and the day on which Colgate received notification of the increase in the number of shares sought, respectively.

Colgate does not endorse Baker Mills’s mini-tender offer and continues to recommend that Colgate stockholders do not tender their shares in response to the offer because the offer is at a price below the current market price for Colgate’s shares. Colgate also continues to recommend that any stockholders who have tendered shares to Baker Mills withdraw those shares by providing the written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 5:00pm New York time on April 4, 2018.

Colgate is not associated with Baker Mills, its mini-tender offer or the offer documentation.

Colgate urges stockholders to obtain current market quotes for their shares, to review the conditions to Baker Mills’s mini-tender offer, to consult with their brokers or financial advisors and to exercise caution with respect to Baker Mills’s mini-tender offer.

Baker Mills has made similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers are designed to seek less than five percent of a company’s outstanding shares, thereby avoiding many investor protections including the disclosure and procedural requirements applicable to most bids under United States securities laws. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under United States securities laws. The U.S. Securities and Exchange Commission (“SEC”) has cautioned investors about mini-tender offers noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC also published investor tips regarding these offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm.

Colgate encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and NASD’s Notice to Members 99-53, issued July 1999, regarding guidance to members forwarding mini-tender offers to their customers, which can be found at www.finra.org/web/groups/industry/@ip/@reg/@notice/documents/notices/p004221.pdf.

Colgate requests that a copy of this press release be included with all distributions of materials relating to Baker Mills’s mini-tender offer for shares of Colgate common stock.

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About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Soupline, and Suavitel, as well as Hill's Science Diet, Hill's Prescription Diet and Hill’s Ideal Balance. For more information about Colgate's global business, visit the Company's web site at http://www.colgatepalmolive.com. To learn more about Colgate’s global oral health education program, Bright Smiles, Bright Futures™, please visit http://www.colgatebsbf.com. CL-C

CONTACT:
Colgate-Palmolive Company
John Faucher, 212-310-3653
Hope Spiller, 212-310-2291